Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Mark Spencer

847-585-3802

mdspencer@careered.com

Higher Learning Commission Continues Accreditation for

Colorado Technical University

COLORADO SPRINGS, Colo., and SCHAUMBURG, Ill., Jan. 29, 2013 – Colorado Technical University (CTU), a leading provider of education for career-motivated students, announced today that the principal accreditor of the university and its programs – the Higher Learning Commission (HLC) – has acted to continue its accreditation. CTU is a part of Career Education Corporation (NASDAQ: CECO), a global provider of postsecondary education programs and services.

The next reaffirmation of accreditation is scheduled for 2022-2023. CTU will have a comprehensive review in 2016-17 and was asked to provide two interim monitoring reports to HLC, which will be completed by July 2013.

“We are gratified the Higher Learning Commission extended our accreditation and appreciate the thoroughness, thoughtfulness and level of engagement the commission demonstrated during this extensive review process,” said Jack Koehn, Acting President, CTU. “We are pleased the commission affirmed the university’s ongoing compliance with its Criteria for Accreditation.”

Accrediting organizations set the academic and operational standards by which their member institutions must comply. This quality assurance process is performed by private membership associations, like the Chicago-based Higher Learning Commission, which was founded in 1895 and is recognized by the U.S. Department of Education and the Council for Higher Education Accreditation.

For more information on CTU’s accreditation by HLC and other entities, visit:

http://www.coloradotech.edu/About-CTU/Accreditation.

About Colorado Technical University

Founded in 1965, Colorado Technical University (CTU) provides higher education for today’s career-focused students and offers support, flexibility and resources to help students pursue new opportunities. CTU’s industry-focused curriculum has courses taught by instructors, many with experience in the fields that they teach. CTU was named to the 2009, 2010, 2011, and 2012 list of military-friendly schools by G.I. Jobs Magazine, which includes the top 15 percent of colleges, universities and trade schools which are doing the most to embrace America’s veterans as students. At CTU, students can collaborate with people from all over the country via the CTU award-winning Virtual Campus, which was recognized as the “Best of the Best” in the Education and Academia category of the 2009 Computerworld Honors program. Students can also connect on campuses in multiple cities. CTU students can choose from more than 100 undergraduate and graduate programs. For more information, please visit www.coloradotech.edu.

CTU is accredited by The Higher Learning Commission and a member of the North Central Association, www.ncahlc.org. CTU is also a member of the Career Education Corporation (NASDAQ:CECO) network of universities, colleges and schools. For more information visit www.careered.com. CTU cannot guarantee employment or salary. Find disclosures on graduation rates, student financial obligations and more at www.coloradotech.edu/disclosures.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of more than 75,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

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